Exhibit 10.1

SCHEDULE TO EMPLOYEE RESTRICTED STOCK AGREEMENT
Storage Technology Corporation
1995 Equity Participation Plan

Award Recipient:	_______________________
Employee Number:	_______________________

Date of Grant:	_______________________
Shares of Restricted Stock Awarded:	_______________________ Storage Technology Corporation Common Stock
Purchase Price Per Share:	$0.10
Total Purchase Price:	_______________________
Restricted Stock Award Plan (“Plan”):	1995 Equity Participation Plan
Grant Number:	_______________________
Vesting Schedule:	[If performance-based vesting, include paragraph a]

[a]

All shares in the Restricted Stock Award will vest on _____________. The vesting of one-fourth of the shares may be accelerated on each of the first, second and third anniversaries of the Date of Grant (rounding up in the latter year(s) if applicable) if StorageTek meets predetermined Performance Criteria as described in the Employee Restricted Stock Award Agreement to which this Schedule is attached.

[If tenure-based vesting, include paragraph b]
[b]	# shares vest on vest date 1 # shares vest on vest date 2 # shares vest on vest date 3 # shares vest on vest date 4

        This Restricted Stock Award is granted under the Storage Technology Corporation 1995 Equity Participation Plan, and is governed by the terms and conditions of the Employee Restricted Stock Award Agreement to which this Schedule is attached. The information set forth in this Schedule is incorporated into and made part of the attached Agreement by reference. Please read the Employee Restricted Stock Award Agreement carefully; your signature will be deemed to be acknowledgment that you have read and accept the terms and conditions of the Agreement in its entirety.

        Return this Restricted Stock Award Agreement and a personal check, [for international employees, include: (drawn on a U.S. correspondent bank)], payable to StorageTek in an amount equal to $________, in U.S. dollars, which represents the Total Purchase Price, by _______________, to Stock Administration, MS 4302, Storage Technology Corporation, One StorageTek Drive, Louisville, CO 80028.

STORAGE TECHNOLOGY CORPORATION 1995 EQUITY PARTICIPATION PLAN
EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT
GRANT NUMBER: ________

        THIS AGREEMENT is made between Storage Technology Corporation (“StorageTek”) and _______________________ (“you”), effective as of _________________.

        Pursuant to the 1995 Equity Participation Plan (the “Plan”), StorageTek has granted to you a Restricted Stock Award (the “Award”). This Award has been granted as a special one-time compensation by StorageTek and is not in lieu of salary or other compensation for your services.

        In consideration of the foregoing and of the mutual covenants set forth herein, and other good and valuable consideration, StorageTek and you agree as follows:

    1.        Incorporation of Plan and Defined Terms. The Award is granted pursuant to the Plan, which by reference is made a part of this Agreement. Your acceptance of this Award is your agreement to comply with the terms and conditions of the Plan. Capitalized terms used in this Agreement and not otherwise defined will have the meanings set forth in the Plan. The Plan and related Prospectus are posted on the StorageTek intranet at the following site: http://gandalf.stortek.com/stock. For paper copies of these documents, please contact Stock Administration, MS 4302, One StorageTek Drive, Louisville, CO 80028 or call 303.673.6260.

    2.        Decisions of the Committee. The Plan is administered by the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors. Any decision, interpretation or other action made or taken in good faith by the Committee arising out of or in connection with the Plan or the Award will be final, binding and conclusive on StorageTek and you and any respective heir, executor, administrator, successor or assign.

    3.        Purchase and Sale of Shares. You agree to purchase from StorageTek, and StorageTek agrees to sell to you, ________shares (the “Shares”) of StorageTek common stock, par value $0.10 per share, at a price of $0.10 per Share. The total purchase price for the Shares is equal to the number of Shares multiplied by $0.10 (the “Purchase Price”). You further agree to pay the Purchase Price and deliver to StorageTek a personal check for the full Purchase Price. The sale of any Shares is subject to StorageTek’s insider trading policy as more fully described in StorageTek’s policies and procedures.

    4.        Vesting.

    (i)        Schedule. All Shares will vest according to the terms on the attached Schedule. The vesting is subject to your continuous status as an Employee or Consultant of StorageTek or its subsidiaries through the vest date.

[If vesting is performance-based, include paragraph a]

[a]     The Committee establishes the Performance Criteria that may be used for acceleration of one-fourth of the Shares on the first, second and third anniversaries of the Date of Grant.

[If goals set at grant, include sentence a1]

[a1]     The Performance Criteria for the vesting of this Award are as follows:
________________________________________________________________________
________________________________________________________________________

[If goals are to be set annually, include sentence a2]

[a2]     The Committee will set an annual performance goal at the beginning of each year for the portion of the Shares that may be accelerated in that year.

        The Performance Criteria for accelerated vesting may include any one or more of the following: net order dollars, net profit dollars, net profit growth, net revenue dollars, revenue growth, total shareholder return, cash flow, earnings or earnings per share, growth in earnings or earnings per share, return on equity, stock price, return on equity or average stockholders’ equity, total stockholder return, return on capital, return on assets or net assets, return on investment, revenue, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin, return on operating revenue, market share, overhead or other expense reduction, credit rating, strategic plan development and implementation, succession plan development and implementation, customer satisfaction indicators, and/or employee metrics.

        These criteria may be measured on an absolute basis or relative to a peer group or index and can be measured at the corporate or business unit level. The Committee is authorized to make adjustments in the method of calculating attainment of Performance Criteria in recognition of: (a) extraordinary or non-recurring items, (b) changes in tax laws, (c) changes in generally accepted accounting principles or changes in accounting policies, (d) charges related to restructured or discontinued operations, (e) restatement of prior period financial results, and (f) any other unusual, non-recurring gain or loss that is separately identified and quantified in StorageTek’s financial statements.

    (ii)        Death or Disability. If you die or become disabled as set forth in the Plan, prior to the vesting date, your Shares will become 100 percent vested and the vesting restrictions will lapse.

    5.        Termination of Service.

    (i)        Forfeiture. If you cease to provide continuous status as an Employee or Consultant of StorageTek or its subsidiaries for any reason, except death or disability, as set forth in the Plan, prior to the vesting dates defined in this Agreement, you will forfeit all interest in and any stockholder rights with respect to the Shares.

       [Section 5.(ii) is for non-U.S. employees only]

    (ii)        Termination Date. For purposes of the Award, your termination date is the earlier of the date notice of termination is provided or the actual termination date.

    6.        Tax Obligation. In addition to paying the Purchase Price, you must also pay StorageTek or any designated subsidiary any amount StorageTek or any of its subsidiaries is required to collect for tax withholding. In its sole discretion, StorageTek may allow or require you to pay all or a portion of the tax withholding by means of: (a) payroll deduction; (b) direct payment; or (c) withholding from Shares otherwise issuable to you, Shares having a value equal to or less than the minimum statutory tax withholding rates.

    7.        Escrow, Deposit and Release of Shares.

    (i)        Establishment of Escrow Account. StorageTek will establish an escrow account with its stock transfer agent (the “Agent”) for the benefit of you and certain other employees who may be awarded shares of StorageTek’s common stock under the Plan. StorageTek will pay the costs of the Agent.

    (ii)        Deposit of Shares into Escrow. StorageTek will maintain on deposit in the escrow account all the Shares and other assets relating to or arising from the Shares until the vesting restrictions have lapsed and the tax obligation has been satisfied.

    (iii)        Release of Shares. Once the vesting restrictions have lapsed and the tax obligation has been satisfied, StorageTek will instruct the escrow Agent to release the Shares to you or your executor or personal representative, as the case may be, free of any restrictive legends, unless, in the opinion of counsel, a restrictive legend is necessary to comply with securities or other regulatory requirements. In its sole discretion, StorageTek may elect to deliver the Shares, together with any other stock or assets that may be issued to you with respect to the Shares and which are deposited in the escrow account to you, either directly in certificate form or electronically to a brokerage account established for your benefit at a financial/brokerage firm selected by StorageTek. You agree to complete and sign any documents and take any additional action that StorageTek may request to enable it to accomplish the delivery of the Shares on your behalf.

    8.        Other Agreement.

[For U.S. employees, include paragraph a. For non-U.S. employees, include paragraph b.]

[a]     In the event any term of this Agreement is in conflict with the term of any other agreement you may have with StorageTek regarding the treatment of restricted stock, you agree and acknowledge that the terms of this agreement will govern except in the event of an agreement defining change in control and providing acceleration of restricted stock in connection with a change in control, then the terms of the other agreement will govern.

[For international employees, include paragraph b.]

[b]     You agree that the terms of this Agreement and the Plan will govern this Award and you specifically waive and disclaim any acquired rights in, or entitlement claims to, the Shares under any other agreement or pursuant to any applicable law.

    9.       Non-Transferability of Award. Until the Shares have vested and been delivered to you, this Award is not transferable other than (a) by last will and testament or the laws of descent and distribution, or (b) pursuant to a qualified domestic relations order. The Award will not be otherwise transferred or assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and will not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, hypothecate or otherwise dispose of the Award other than as permitted above, the Award will immediately terminate and become null and void. Upon the cancellation of the Award pursuant to this paragraph, StorageTek will pay you an amount equal to the Purchase Price you paid for the canceled Shares.

    10.        No Right to Future Grants; Extraordinary Item of Compensation. You acknowledge:

    (i)        that the Plan is discretionary in nature;

    (ii)        that the Award is a one-time benefit that does not create any contractual or other right to receive future restricted stock awards, or benefits in lieu of restricted stock awards;

    (iii)        that all determinations with respect to such future grants, if any, including, but not limited to, the times when restricted stock awards will be granted, the size of the grant, and the vesting schedule, will be at the sole discretion of StorageTek;

    (iv)        that your participation in the Plan is voluntary;

    (v)        that the value of the Shares is an extraordinary item of compensation;

    (vi)        that the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.

    11.        Data Privacy. You consent to the transfer of your personal data by StorageTek both within and outside of your country of residence to StorageTek, its subsidiaries and any agent thereof in connection with the administration of the Plan and you waive any notification, registration or related rights or requirements regarding such transfer required by any applicable law. You further waive any data privacy rights you may have with respect to such information and authorize StorageTek and its subsidiaries to store and transmit such information in electronic form.

    12.        Protection of Confidential Information. In addition to any confidentiality covenant set forth in any other agreement between you and StorageTek or its subsidiaries and any remedy thereunder, you agree that during and after your employment with StorageTek or its subsidiaries, you will not publish, disclose, disseminate or use, or authorize anyone else to publish, disclose, disseminate or use any StorageTek, affiliated companies’ and third party’s private, confidential, proprietary, restricted or secret information that you may have in any way acquired, learned, developed or created by reason of your employment with StorageTek or affiliated companies.

    13.        Compliance with Securities Laws. Under no circumstances will any Shares or other assets be issued or delivered to you unless and until, in the opinion of counsel for StorageTek or its successors, there will have been compliance with all applicable requirements of the federal and state securities laws, listing requirements of any securities exchange on which stock of the same class as the Shares is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over the issuance and delivery of the Shares or other assets.

    14.        Change in Financial or Tax Accounting Treatment. Notwithstanding any other provision of this Agreement, if any changes in the financial or tax accounting rules applicable to the Shares covered by this Agreement will occur which, in the sole judgment of the Committee, may have an adverse effect on the reported earnings, assets or liabilities of StorageTek, the Committee may, in its sole discretion, modify this Agreement or cancel and cause a forfeiture with respect to any unvested Shares at the time of such determination. StorageTek will promptly pay you in cash an amount equal to the Purchase Price you paid for any such forfeited Shares.

    15.        Miscellaneous.

    (i)        Rights as a Stockholder. You will have all the rights of a stockholder with respect to all of the Shares, whether or not your interest in the Shares has fully vested, including the right to vote all of the Shares and receive cash dividends or other distributions paid or made with respect to the Shares.

    (ii)        Employment. Nothing contained in this Agreement creates or implies an employment contract or term of employment or any promise of specific treatment upon which you may rely.

[For US employees, include sentences a]

[a]     Rather, you understand that you are an employee at-will, who is free to resign at any time, and who may be terminated at any time, with or without “cause,” notice or formality. You acknowledge that this provision can only be modified through a written, signed agreement with StorageTek.

    (iii)        Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Colorado without giving effect to the principles of conflicts of laws.

    (iv)        Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, will nevertheless be binding and enforceable.

    (v)        Binding Effect. The provisions of this Agreement will be binding upon the parties hereto, their successors and assigns, including, without limitation, your estate and the executors, administrators or trustees of your estate; any person or entity to which these Shares were transferred pursuant to a qualified domestic relations order; and any receiver, trustee in bankruptcy or representative of your creditors.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth in the Schedule.

Storage Technology Corporation By:_______________________________ Corporate Officer Title	NAME OF EMPLOYEE _________________________________ Employee Name Address 1 Address 2 Address 3